EXHIBIT 99(c)(4)

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement"), dated as of October 20, 1999, by and between FERROFLUIDICS CORPORATION, a Massachusetts corporation (the "Company"), whose principal place of business is 40 Simon Street, Nashua, New Hampshire, 03061, FERROTEC CORPORATION, a corporation organized under the laws of Japan ("Ferrotec"), whose principal place of business is Sumitomo Bldg. #6, 5-24-8 Higashi Ueno, Taito-Ku, Tokyo 110-0015, Japan, and WILLIAM B. FORD, an individual (the "Executive"), whose address is 22 Preserve Drive, Nashua, New Hampshire, 03064.

                              W I T N E S S E T H:

         WHEREAS, the Company, Ferrotec Corporation, a Japanese corporation, and Ferrotec Acquisition, Inc., a Massachusetts corporation, are parties to that certain Agreement and Plan of Merger, dated as of the same date herewith (the "Merger Agreement);

         WHEREAS, in connection with the Merger Agreement, an offer (the "Offer") will be made to acquire all of the issued and outstanding common stock, par value $.004 per share, of the Company (the "Common Stock"), in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, pursuant to the terms of the Merger Agreement, Executive is to be employed by the Company subsequent to the consummation of the transactions contemplated pursuant to and in accordance with that certain Merger Agreement;

         WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive's services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement; and

         WHEREAS, the parties intend for this Agreement to supersede and replace all prior agreements between Executive and the Company, including, but not limited to, the Employment Agreement dated September 23, 1996 (the "Employment Agreement").

         NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. EMPLOYMENT. The Company hereby employs the Executive in the capacity described in Section 3 of this Agreement, and the Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.

         2. TERM. The Term of employment hereunder will commence on the Acceptance Date, as hereinafter defined, and will end on March 31, 2000 ("Term"), unless otherwise sooner terminated hereunder, provided that the Executive and the Company may upon the expiration of the then current Term hereof, renew this Agreement for an additional term as mutually acceptable to the parties hereto ("Renewal Term"). For purposes of this Agreement, "Acceptance Date" has the same meaning as set forth in the Merger Agreement. The parties acknowledge and agree that Employee's employment with the Company pursuant to the Employment Agreement and any other agreement or understanding pursuant to which the Employee is providing services to or on behalf of the Company and/or its subsidiaries shall be terminated effective as of the Acceptance Date; and that the Employment Agreement and any of such other agreements or understandings pursuant to which the Employee is providing services to or on behalf of the Company and/or its subsidiaries shall be deemed to have been terminated as of the Acceptance Date and shall be of no further force or effect thereafter, except to the extent expressly provided hereunder.

         3. DUTIES DURING EMPLOYMENT PERIOD.

            a. During the Term (including any Renewal Term), the Executive shall devote substantially all of the Executive's business time to the business and affairs of the Company. The Executive shall have such duties and powers that are commensurate and consistent with those of an executive officer, subject to the authority and direction of the Company's Board of Directors.

            b. Executive shall devote substantially all of his business time, his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its affiliates, and to the discharge of his duties and responsibilities hereunder. In accordance with the foregoing, Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided, however, that nothing herein shall be construed as preventing Executive from investing his assets in a manner not otherwise prohibited by this Agreement, and in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or other entities in which such investments are made.

            c. Except for required travel on the Company's business, Executive shall not be required to work on a regular basis at any location outside of Hillsborough County in the State of New Hampshire.

         4. COMPENSATION AND BENEFITS.

            a. Salary. The Executive shall be paid a base salary (the "Base Salary"), payable not less than twice per month, at an annual rate of no less than One Hundred Forty Five Thousand Dollars ($145,000).

            b. Benefit Plans. During the Term hereof, Executive shall be entitled to participate in and enjoy the benefit of the retirement,
supplementary  retirement,  deferred  compensation,   health,  medical,  dental,
cafeteria, reimbursement, death (including life insurance), accident, travel insurance, long-term disability, short-term disability, sick leave, other leaves of

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


absence, holidays and other similar welfare, fringe-benefit or employment-related plans, programs, arrangements, policies or perquisites available to the Company's management from time to time. Participation in the foregoing shall be subject to the terms of the applicable plan documents and the discretion of the Board of Directors or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans as they apply to the Company's management at such times and in such manner as the Company determines to be appropriate, without recourse by Executive.

            c. Vacation. During the Term of employment hereunder, the Executive will be entitled to four (4) weeks of vacation time to be utilized or paid for each year to be taken at such times and intervals as shall be determined by Executive; provided, however, that the Executive will evidence reasonable judgment with regard to appropriate vacation scheduling subject to the reasonable business needs of the Company. The number of vacation days during the Term (or any Renewal Term) will accrue on a daily basis at the rate of four weeks per year of employment. Accrued but unused vacation time at the end of the Term of this Agreement will be paid to Executive upon the expiration of such Term. Executive shall be given credit under all of the Company's employee benefit plans and policies, including without limitation, for accrued vacation time, for all services prior to the Acceptance Date; and provided further that the Company shall upon the termination of Executive's employment hereunder pay Executive for all accrued vacation time as of the termination date in accordance with Company policy.

            d. Business Expense Reimbursement. The Executive shall be entitled to be paid for, or receive proper reimbursement for, all reasonable, out-of-pocket expenses incurred directly by the Executive (in accordance with the policies and procedures established by the Company for its senior executive officers), including business class accommodations for international air travel, and first class rates for any other form of travel, in performing services hereunder, provided the Executive properly accounts therefor. Employee shall submit to the Company itemized monthly statements, in a form reasonably satisfactory to the Company, of such expenses incurred in the previous month.

            e. Severance Payments. Executive shall be entitled to receive One Hundred Forty Nine Thousand Dollars ($149,000). This amount will be payable in the following installments:

               (1) Forty Five Thousand Dollars ($45,000) on the first payroll date following January 1, 2000; and

               (2) One Hundred Four Thousand Dollars ($104,000), inclusive of earned interest therein, at a rate of 4% on the first payroll date following January 1, 2001.

            f. Options. Executive shall be entitled to receive for each option to acquire Common Stock of the Company that is outstanding immediately prior to the Acceptance Date, whether or not then vested or exercisable, an amount equal to the product of (1) the number of shares of common stock subject to such options and (2) the excess, if any, of the Cash Consideration over

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

the exercise price per share of such option (the "Option Payment"). For purposes of this Agreement, "Cash Consideration" shall have the same meaning as set forth in the Merger Agreement. This amount will be payable in the following installments, notwithstanding anything in the Merger Agreement to the contrary with respect to the timing of any such payments:

               (1) Fifty Thousand Dollars ($50,000) on January 2,
         2000; and

               (2) On January 2, 2001, an amount equal to Forty Eight Thousand Seven Hundred Fifty Dollars ($48,750) inclusive of earned interest at the rate of 4% (the "Second Installment").

         5. CONSEQUENCES OF TERMINATION OF EMPLOYMENT.

            a. Death or Disability. In the event Executive dies or becomes disabled during the Term this Agreement, his employment hereunder shall automatically terminate. In such case, the Company shall pay to Executive or his beneficiary, as the case may be, any earned but unpaid salary as of the date of his death or disability. For the purpose of this Agreement, "disability" shall refer to a situation in which Executive is totally disabled from performing his duties for the Company during a period of thirteen (13) consecutive weeks. If any question shall arise as to whether during any period Executive has suffered disability, Executive may, and at the request of the Company will, submit to the Company a certification in reasonable detail by a physician selected by Executive or his guardian to whom the Company has no reasonable objection as to whether Executive was so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Executive shall fail to submit such certification, the Company's determination of such issue shall be binding on Executive.

            b. By the Company for Cause. The Company may terminate Executive's employment hereunder for cause at any time upon notice to Executive setting forth in reasonable detail the nature of such cause. The following, as determined by the Board of Directors in its reasonable judgment, shall constitute "cause" for termination:

               (1) Executive's falsification of the accounts of the Company, embezzlement of funds of the Company or other material dishonesty with respect to the Company or any of its affiliates; or

               (2) Conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude (it being understood that violation of a motor vehicle code does not constitute such a crime); or

               (3) Conduct engaged in or action taken or omitted to be taken by Executive which is in material breach of this Agreement; or

               (4)   Material   failure  to  perform   Executive's   duties  and
         responsibilities hereunder, which failure continues for more than thirty (30) days after written notice given

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

         to Executive pursuant to a vote of the Board of Directors, such vote to set forth in reasonable detail the nature of such failure; or

                           (5) Gross or willful misconduct of Executive with respect to the Company or any subsidiary or affiliate thereof.

Upon the giving of notice of termination of  Executive's  employment  under this
Section 5, the Company shall have no further obligation or liability to Executive, other than (i) payments of amounts set forth in Sections 4c, 4d, 4e and 4f; (ii) the payment of salary earned and unpaid at the date of termination; and (iii) the contribution by the Company to the cost of Executive's participation (subject to any required employee contribution by Executive under the terms of the applicable plans) in the Company's group medical and dental insurance plans as the same are in effect from time to time for so long as Executive is entitled to continue such participation under applicable law and plan terms. Executive hereby agrees to release the Company, Ferrotec and Merger Sub and their respective officers, directors, shareholders and affiliates from any and all claims and/or liabilities arising under the Employment Agreement or arising from the Executive's employment or retention by the Company and/or its subsidiaries prior to the Acceptance Date; provided, however, that nothing herein shall in any way limit Executive's indemnification rights under Section
6.6 of the Merger Agreement or under the Articles of Organization or Bylaws of the Company.

         6. COVENANT OF NON DISCLOSURE AND NON-COMPETITION.

            a. The Executive acknowledges that the success of the business of the Company depends upon both the absence of competition from the Executive and the continued preservation of the confidentiality of certain information possessed by the Executive, that an absence of such competition and the preservation of the confidentiality of such information is an essential term of this Agreement, and that the Company would be unwilling to enter into this Agreement in the absence of this Section. Accordingly, the Executive hereby agrees with the Company as follows:

               (1) The Executive will not, at any time, directly or indirectly, without the prior written consent of the Company, disclose or use, in any way harmful to the business, operations, assets, prospects or condition, financial or otherwise, of the Company, or otherwise contrary to the interests of the Company, any proprietary or Confidential Information (as defined below) involving or relating to the Company past, present or future, actual or prospective; provided, however, that such information shall not include any information known generally to the public (other than as a result of disclosure in violation hereof by the Executive); and provided, further, that the provisions of this Section shall not prohibit any disclosure required by law in connection with any judicial or administrative proceeding or inquiry. "Confidential Information" includes, but is not limited to, information relating to the Company which is not generally known to those outside of the Company relating to (i) the business, conduct or operations of the Company, (ii) any materials, apparatus, processes, methods, ways of business, programs, formulae, technology, research, development, or intellectual property, (iii) any customer lists, or customer requirements and preferences, (iv) any supplier lists or supplier requirements and preferences, (v) financial

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

         information or business plans, or (vi) any other information about or generated by the Company which could, if disclosed, be useful to any competitors of the Company.

                           (2)  During  the term  hereof and for a period of two
         (2) years thereafter (or, if Executive's employment hereunder is terminated, two (2) years from the date of such termination), irrespective of the reasons for any such termination (the "Non-Competition Term"), the Executive shall not, directly or indirectly, (i) acquire, own, manage, operate, control or participate directly or indirectly in any manner in the acquisition, ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in (other than solely as an owner for investment purposes of not more than 5% of the outstanding capital stock of any company engaged in the same business as that of the Company), or aid or assist anyone else in the conduct of, any business, venture or activity whose activities, products or services are competitive with the current activities, products or services of the Company or Ferrotec or the contemplated activities, products or services of the Company as set forth in the Company's Annual Operating Plan for Fiscal 2000, (ii) recruit or otherwise seek to induce any employee or consultant of the Company to terminate his or her employment or consulting relationship with the Company, (iii) solicit or encourage any person who is a customer or supplier of the Company to terminate its relationship with the Company, or (iv) encourage any of the Company employees or consultants to become engaged or retained by or on behalf of any person whose activities, products or services are competitive with the current or contemplated, as set forth in the Company's current business plan, activities, products or services of the Company or Ferrotec or the contemplated activities, products or services of the Company as set forth in the Company's Annual Operating Plan for Fiscal 2000.

                           (3) The Executive acknowledges and agrees that, because the legal remedies of the Company may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and obligations set forth in this Section, the Company may, in addition to obtaining any other remedy or relief available to it (including without limitation, consequential and other damages at law), enforce this Section by injunction and other equitable remedies.

                           (4) The parties agree that the provisions set forth in this Section, including without limitation as to duration and geographic scope, are reasonable to protect the legitimate interests of the Company. The provisions of this Section are severable, and in the event that any provision hereof should, for any reason, be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof, and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

         7. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

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



         8. EFFECT ON PRIOR AGREEMENTS. This Agreement supersedes any and all prior or written agreements in their entirety between the parties, which shall be void and of no further force and effect after the Effective Time of this Agreement.

         9. NOTICES. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested, by overnight delivery, by courier, or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the introductory paragraph, or such other place as it may designate.

         10. WAIVER. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

         11. COMPLETE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by an instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

         12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

         13. BINDING-EFFECT/ASSIGNMENT. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other person or entity or transfer all of its properties or assets to any other person or entity. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

         14. GOVERNING LAW. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof and the parties shall submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts for all matters relating to the subject matter of this Agreement and hereby waive any claim of non-convenient forum or lack of personal jurisdiction or improper venue.

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

         15. HEADINGS. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

         16. SURVIVAL. Any termination of this Agreement shall not affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

         17. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Sections 6 or 7 hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         18. CONSTRUCTION. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

         19. EFFECTIVENESS. This Agreement is conditioned upon and shall become effective only upon the occurrence of the Acceptance Date, and shall not become effective in the event that the Offer is terminated or abandoned or the Merger Agreement is terminated in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in ____________, Massachusetts.

                                        FERROFLUIDICS CORPORATION

                                        By:
                                           --------------------------------
                                        Name:
                                           --------------------------------
                                        Title:
                                           --------------------------------

                                        FERROTEC CORPORATION

                                        By:
                                           --------------------------------
                                        Name:
                                           --------------------------------
                                        Title:
                                           --------------------------------

                                        EXECUTIVE


                                        --------------------------------
                                        William B. Ford

                            Ferrofluidics Corporation
                                 40 Simon Street
                                Nashua, NH 03061


                                October 20, 1999

Ferrotec Corporation
5-24-8
Higashi-Ueno
Taito-ku
Tokyo, Japan 110-0015
Attn: Akira Yamamura

Ladies and Gentlemen:

         In connection with and as a condition to entering into the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") by and between Ferrofluidics Corporation (the "Company"), a Massachusetts corporation, Ferrotec Corporation ("Ferrotec"), a corporation organized under the laws of Japan, and Ferrotec Acquisition, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Ferrotec ("Merger Sub"), the Company, Ferrotec, Merger Sub and the undersigned individual, Paul F. Avery, Jr. ("Avery"), hereby agree that, notwithstanding any other arrangement between any of the foregoing parties, from and after the Acceptance Date (as defined in the Merger Agreement), Avery shall perform such advisory and related services for the Company as may be reasonably requested from time to time by the Company (the "Services"). Avery shall perform the Services under the direction and restriction of the Company. The Company shall pay to Avery an advisory fee of $50,000 per annum payable monthly in arrears commencing on the first day of the next month after the date first set forth above. The parties further agree that the Company or Avery may terminate Avery's engagement as an advisor hereunder at any time upon thirty (30) days' written notice to the other parties hereto, whereupon upon such termination all payments due hereunder shall cease.

                           [signature page to follow]

         Please acknowledge your agreement to the foregoing by countersigning this agreement in the place provided below and returning it to the undersigned.


                                                     Very truly yours,



                                                     ---------------------------
                                                     Paul F. Avery, Jr.

Accepted and Agreed to,
this 20th day of October, 1999

FERROTEC CORPORATION

By:
   -----------------------------
    Name:
    Title:


FERROTEC ACQUISITION, INC.

By:
   -----------------------------
    Name:
    Title:

FERROFLUIDICS CORPORATION

By:
   -----------------------------
     Name: William B. Ford
     Title: Chief Financial Officer


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